Exhibit 21.1

SUBSIDIARIES OF ARTIVION, INC.

Subsidiary	Jurisdiction
Artivion Chile SpA	Chile
Artivion Colombia SAS	Colombia
Artivion Cyprus Limited	Cyprus
Artivion EMEA GmbH	Germany
Artivion France S.A.S.	France
Artivion Hellas Single Member Ltd.	Greece
Artivion Hong Kong, Limited	Hong Kong
Artivion India Private Limited	India
Artivion Italy s.r.l.	Italy
Artivion LATAM Holdings Spain, SLU	Spain
Artivion Malaysia, Sdn. Bhd.	Malaysia
Artivion New Zealand	New Zealand
Artivion Polska Sp. z.o.o.	Poland
Artivion Taiwan Co. Limited	Taiwan
Artivion UK Ltd.	England and Wales
Ascyrus Medical GmbH	Germany
Ascyrus Medical LLC	Florida
AuraZyme Pharmaceuticals, Inc.	Florida
CryoLife Asia Pacific, PTE. Ltd	Singapore
CryoLife Beijing Medical Device Ltd.	China
CryoLife Canada, Inc.	Canada
CryoLife Germany HoldCo GmbH	Germany
CryoLife Germany TopCo GmbH	Germany
CryoLife International, Inc.	Florida
CryoLife Korea Co., Ltd.	Korea
CryoLife Medical (Australia) Co. Pty, Ltd.	Australia
CryoLife Medical (Thailand) Co., Ltd.	Thailand
CryoLife Vietnam Co., Ltd.	Vietnam
Jolly Buyer Acquisition GmbH	Switzerland
JOTEC Cardiovascular S.L.	Spain
JOTEC do Brasil Ltda.	Brazil
JOTEC GmbH	Germany
JOTEC Sales GmbH	Switzerland
JOTEC UK Ltd.	England
On-X Life Technologies Holdings, Inc.	Delaware
On-X Life Technologies, Inc.	Delaware
Valve Special Purpose Co., LLC	Delaware